Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         CAPITOL COMMUNITIES CORPORATION
                         -------------------------------
             (Exact name of registrant as specified in its charter)

        Nevada                                          88-0361144
        ------                                          ----------
(State of incorporation)                    (I.R.S. employer identification no.)

   25550 Hawthorne  Boulevard,  Suite 207,  Torrance,  CA 90505,  (310) 375-2266
   -----------------------------------------------------------------------------
         (Address and telephone number of principal executive offices)

                     NON-QUALIFIED EMPLOYEE INCENTIVE STOCK PLAN
                       OF CAPITOL COMMUNITIES CORPORATION
                     -------------------------------------------
                            (Full title of the plan)

                                MICHAEL G. TODD
                                ---------------
    25550 Hawthorne Boulevard, Suite 207, Torrance, CA 90505, (310) 375-2266
      (Name, address and telephone number of agent for service of process)

                                With a copy to:
                         MICHAEL G. TODD, PRESIDENT
                             Capitol Communities Corporation
      25550 Hawthorne Boulevard, Suite 207, Torrance, California 90505

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of          Amount to be     Proposed           Proposed      Amount of
Securities         to be           Maximum            Maximum       Registration
To Be             Registered       Offering Price     Aggregate     Fee
Registered                         Per share          Offering
                                                      Price

Common Stock,     3,000,000(1)     $.085 (2)          $255,000      $ 23.46
$.01 par value
per share


(1) Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the Employee Benefit Plan described herein, the number of shares of common stock to be offered or sold pursuant to a Non-Qualified Employee Incentive Stock Plan of Capitol Communities Corporation (the "Company"), dated February 20, 2002.

(2) Estimated, in accordance with Rule 457(c) and (h) under the Securities Act of 1933, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Shares of Registrant for the last five days prior to the filing of this Report, as reported by the National Quotation Bureau, Inc. ("NQB"), and reflect inter-dealer prices as reported on the NASDAQ electronic bulletin board.

                                     PART I

         The document(s) containing the information called for in Part I of Form S-8 will be provided to the holder of the options referred to in the footnotes above, as specified by Rule 428(b)(1). Such information is not being filed with or included in this registration statement in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

                                    PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which have been filed with the Commission by Capitol Communities Corporation (the "Company" or the "Registrant") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by this reference and shall be deemed a part hereof:

         (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2001 and any amendments thereof; and

         (b) All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934 since September 30, 1996.

         (c) The description of the Company's common stock, $.01 par value per share (the "Common Stock") contained in the Form 10-SB-12(g) Registration Statement, filed with the Commission on September 16, 1996 (the "Form 10-SB Registration Statement").

         All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The validity of the issuance of the Common Shares being registered hereby has been passed upon for the Registrant by Elizabeth Brandon-Brown, counsel to the Registrant. Ms.Brandon-Brown, in her capacity as counsel, is paid legal fees by the Registrant and is participating in the Registrant's Non-Qualified Employee Incentive Stock Plan. Ms. Brandon-Brown holds options to acquire 500,000 Common Shares.

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


ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         The Company is a Nevada corporation. Section 78.751(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his corporate role. Section 78.751(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

         Section 78.751(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his actions were not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

         To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.751(1) or 78.751(2), Section 78.751(3) of the NRS requires that he be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

         Section 78.751(4) of the NRS limits indemnification under Sections 78.751(1) and 78.751(2) to situations in which either (1) the stockholders, (2) the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

         Pursuant to Section 78.751(5) of the NRS, the Company may advance an officer's or director's expenses incurred in defending any action or proceeding upon receipt of an undertaking. Section 78.751(6)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(6)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors and administrators.

         Regardless of whether a director, officers, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability arising from this corporate role.

         Article  VII,   Section  7  of  the  Company's   Bylaws   restates  the
above-referenced indemnification provisions of the NRS. Article 9 of the Company's Articles of Incorporation requires the Company, to the fullest extent permitted by Nevada law, to indemnify all persons whom it shall have the power to indemnify under said law against any and all expenses, liabilities or other matters referred to in or covered thereby, without excluding any other rights to which the party to be indemnified may have. These rights continue as to persons

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

who have ceased to be agents of the Company and inures to the benefit of such persons' heirs, executors and administrators.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.  EXHIBITS.

          The following documents, which have been filed by the Company with the Securities and Exchange Commission, are incorporated into this Registration Statement by reference, except those which are filed herewith.

Exhibit
Number

4.       Non-Qualified Employee Incentive Stock Plan

4.1      Articles of Incorporation of the Registrant, as amended *

4.2      Bylaws of the Registrant *

5        Opinion of Elizabeth Brandon-Brown, Esq.

23.2     Consent of Elizabeth Brandon-Brown, Esq.**

23.3     Consent of Joel S. Baum P.A.

24       Power of Attorney (included on page 6 of this Registration Statement)

         * Exhibit(s) incorporated by reference from the Registration on Form 10-SB of the Company, Registration No. 915636 filed on September 16, 1996.

         ** Incorporated by reference from Exhibit 5.

ITEM 9.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes, pursuant to Item 512 of Regulation S-B:

         (1) To file, during any period in which Registrant offers or sells the securities registered hereunder, a post-effective amendment to this registration statement to include any additional or changed material information with respect to the plan of distribution.


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


         (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on March 4, 2002.

                            CAPITOL COMMUNITIES CORPORATION



                            By:  /s/ Michael G. Todd
                                 --------------------
                                 President, Chairman of the Board, and Director


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael G. Todd as his true and lawful attorney-in-fact and agent with full powers of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and any substitutes therefor, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, lawfully do or cause to be done by virtue hereof.


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


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                   Title                             Date

/s/ Raymond Baptista        Director, Vice President          March 4, 2002
    ----------------
    Raymond Baptista

/s/ Thomas C. Blake         Director                          March 4, 2002
    ----------------
    Thomas C. Blake

/s/ David Paes              Vice President, Treasurer         March 4, 2002
    ----------------
    David Paes
                                 EXHIBIT INDEX

          The following documents, which have been filed by the Company with the Securities and Exchange Commission, are incorporated in this Registration Statement by reference, except those which are filed herewith.

Exhibit          Description

4            Non-Qualified Employee Incentive Stock Plan

4.1          Articles of Incorporation of the Registrant, as amended *

4.2          Bylaws of the Registrant *

5            Opinion of  Elizabeth Brandon-Brown, Esq.

10.44        Non-Qualified Employee Incentive Stock Plan

23.2         Consent of Elizabeth Brandon-Brown, Esq.**

23.3         Consent of Joel S. Baum P.A.

24 Power of Attorney (included on page 6 of this Registration Statement)

         * Exhibit(s) incorporated by reference from the Registration on Form 10-SB of the Company, Registration No. 915636 filed on September 16, 1996.

         ** Incorporated by reference from Exhibit 5.





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